Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Akumin Inc. for the registration of 34,837,663 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2021 (except for the impact of the matter discussed in Note 3, Restatement of financial statements, and Note 27 Subsequent Events as to which the date is November 15, 2021), with respect to the consolidated financial statements of Akumin Inc. included in its Annual Report (Form 40-F/A) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, TN

December 21, 2021